Exhibit 21.1

SUBSIDIARIES OF REGISTRANT

Below is a list of the Company’s significant subsidiaries as of February 28, 2022, their jurisdictions, the name under which they do business and additional information required by Item 601(b)(21)(ii).

Subsidiary	Jurisdiction	Line of Business	# of Omitted Subsidiaries U.S.	# of Omitted Subsidiaries International
E2open, LLC.	Delaware
Inttra, Inc.	Delaware	Global Shipping Logistics	2	12
Zyme Solutions, Inc.	Delaware	Channel Data Management and Global Logistics Management	6	10
Eagle BJ Holdings Ltd	United Kingdom	Global Logistics Management	2	25